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                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

     [X] Preliminary Information Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14-c5(d)(2))

     [ ] Definitive Information Statement

                          DYNAMIC INTERNATIONAL, LTD.
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                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

     [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), or 14-c-5(g).

     [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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                          DYNAMIC INTERNATIONAL, LTD.
                                58 SECOND AVENUE
                            BROOKLYN, NEW YORK 11215

                             INFORMATION STATEMENT

     This Information Statement is furnished by the Board of Directors of Dynamic International, Ltd., a Nevada corporation (the "Company"), to inform the stockholders of the Company of the approval of certain corporate actions. This
Information Statement materials will be mailed on or about             , 1997 to
holders of record of Common Stock, par value $.001 ("Common Stock") of the Company as of the record date. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on August 25, 1997. On that date, the Company had outstanding and entitled to vote 15,993,990 shares of Common Stock. Specifically, this Information Statement relates to the following corporate actions:

          1. Stockholders' approval of an amendment to the Company's Certificate of Incorporation effectuating a one for five reverse stock split of the issued and outstanding shares of Common Stock.

          2. Stockholders' approval of an amendment to the Company's Certificate of Incorporation authorizing the Company to issue 10,000,000 shares of Preferred Stock.

          3. Stockholders' ratification of the appointment of Moore Stephens, P.C. as the Company's independent auditors for the fiscal year ending April 30, 1998.


     During August 1997, holders of 14,880,000 shares of Common Stock (or approximately 93% of the total entitled to vote on the matters set forth herein) consented in writing without a meeting to the matters set forth herein. As a result, the corporate actions were approved by the majority required by law and no further votes will be needed. Unless expressly stated otherwise, numbers of shares do not account for the contemplated reverse stock split described herein.

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY
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                    AMENDMENTS TO ARTICLES OF INCORPORATION

     The Board of Directors of the Company and the holders of a majority of the shares entitled to vote thereon have adopted by written consent in lieu of a meeting a proposal declaring advisable amendments to the Articles of Incorporation of the Company to (i) effect a one for five reverse stock split of the Company's currently issued and outstanding Common Stock (the "Reverse Stock Split") and (ii) authorize the Company to issue 10,000,000 shares of Preferred Stock. As of the date hereof, there are issued and outstanding 15,993,990 shares of Common Stock. The Amendments will become effective upon the filing of a certificate of amendment to the Company's certificate of incorporation with the Nevada Secretary of State. It is anticipated that the filing will take place on
or about             , 1997.

REVERSE STOCK SPLIT

     The Board of Directors of the Company and a majority of the Common Stock entitled to vote thereon have approved a one for five reverse stock split (the "Reverse Stock Split"). Adoption of the Reverse Stock Split will reduce the presently issued and outstanding shares of Common Stock from 15,993,990 to approximately 3,198,798 (as a result of rounding, the actual number may be slightly higher). There currently exists no active trading market for the Company's securities. However, the Company believes that, if and when a trading market develops, the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders. It may also facilitate the Company's plan to undertake a registered public offering of its securities. However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely off-set by the reduced number of shares outstanding after the proposed Reverse Stock Split. Nevertheless, the proposed Reverse Stock Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed Reverse Stock Split will be maintained for any period of time. In addition, there can be no assurance that a public market for the Company's securities will develop.

     No fractional shares will be issued. All fractional interests resulting from the Reverse Stock Split will be increased to the next higher whole number of shares. The Company believes that the approximate total number of beneficial holders of the Common Stock of the Company is in excess of 600. After the Reverse Stock Split the Company estimates that it will continue to have approximately the same number of stockholders.


     As a result of the Reverse Stock Split, the Company believes that more than 600 beneficial holders of Common Stock will own less than 100 shares of Common Stock. These so-called "odd lot holders" may be subject to additional brokerage commissions in the event of trading of their securities. The Company is not currently contemplating an odd lot program.

     The number of issued shares after the Reverse Stock Split is approximate. Except for changes resulting from the Reverse Stock Split, the rights and privileges of holders of shares of Common Stock will remain the same, both before and after the proposed Reverse Stock Split.

     There can be no assurance that the market price of the Common Stock after the proposed Reverse Stock Split will be proportionately greater than the market price before the proposed Reverse Stock Split, or that such price will either exceed or remain in excess of the current market price.

  Federal Income Tax Consequences

     The following information is based on discussions with counsel. No opinion of counsel has been obtained. Stockholders are advised to consult with their own tax advisors for more detailed information relating to their individual federal state and local tax circumstances.

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     1. The proposed Reverse Stock Split will be a reorganization described in section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. The Company will recognize no gain or loss as a result of the proposed Reverse Stock Split.

     3. Stockholders will recognize no gain or loss to the extent that currently outstanding shares of Common Stock are exchanged for new shares of Common Stock pursuant to the proposed Reverse Stock Split.

     4. The tax basis of the new Common Stock received in exchange for Common Stock pursuant to the proposed Reverse Stock Split will be the same as the stockholders' basis in the stock exchanged. Therefore, the new shares of Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by that stockholder immediately prior to the proposed Reverse Stock Split.

AUTHORIZATION TO ISSUE SHARES OF PREFERRED STOCK

     The Company is currently not authorized to issue Preferred Stock. Shares of Preferred Stock will be readily available for use in any acquisition or financing or upon the exercise of options, if granted.

     Shares of Preferred Stock that will be authorized but not issued are issuable at any time and from time to time, by action of the Board of Directors without further authorization from the Company's stockholders, except as otherwise required by applicable law or rules and regulations to which the Company may be subject, to such persons and for such consideration as the Board of Directors determines. This will permit the Company to consider financings, acquisitions or other transactions which may require the issuance of shares of Preferred Stock. The Company is not currently considering any financing transactions which would involve the issuance of Preferred Stock, and the Company has no commitments which would require the issuance of any shares of Preferred Stock.

     The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly to achieve. There are no issued and outstanding shares of preferred stock, and there are no agreements or understandings regarding the issuance of preferred stock.

APPROVAL REQUIRED

     The affirmative vote of the majority of the outstanding stock entitled to vote thereon is required to approve the Amendments. The necessary majority was obtained during March 1997 and no further vote will therefore be required.

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              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     On July 11, 1996, the Board of Directors appointed Moore Stephens, P.C. ("Moore Stephens") as the new independent auditors of the Company, subject to ratification by the Company's stockholders. Moore Stephens was appointed upon the dismissal of Hoberman, Miller & Co., P.C. ("Hoberman"). This action had been approved by the Company's Board of Directors. During the past two years Hoberman did not issue a report on the Company's financial statements that either contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

     During the period of their engagement from June 30, 1973 until June 26, 1996, there were no disagreements between the Company and Hoberman on any matter of accounting principles or practices, financial statement disclosure, or audit scope and procedure, which disagreement, if not resolved to the satisfaction of Hoberman, would have caused them to make reference to the subject matter of the disagreement in connection with any report that was to have been, or will be, prepared for the Company.

APPROVAL REQUIRED

     The affirmative vote of the majority of the outstanding stock entitled to vote thereon is required to ratify the appointment of Moore Stephens. The necessary majority was obtained during August 1997 and no further vote will therefore be required.

Dated: Brooklyn, New York
            , 1997

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